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                                                                     EXHIBIT 2.2


                           ASSET ACQUISITION AGREEMENT


         This Asset Acquisition Agreement (the "Agreement") is to be made effective on October 26, 1999 (the "Effective Date") between Power Reserve, Inc., a California corporation ("Seller"), certain shareholders of Seller set forth on the signature pages hereto (the "Shareholders") and Ashford.com, Inc., a Delaware corporation ("Ashford.com") with respect to the following facts:

                                    RECITALS

         A. Seller is the registered owner of the Internet domains listed on Exhibit A hereto (the "Domains").

         B. Seller is also the beneficial owner, with the same registration rights of certain trademark/service mark registrations and certain common law trademark/service mark rights in the Domains (collectively "Trademarks") (listed on Exhibit B hereto).

         C. Seller owns the content and end user information (including e-mail addresses) available at the Domains and also the content and end user information (including e-mail addresses) available at the timezone.com domains (the "Content").

         D. Seller has agreed to assign the Domains, Trademarks (and associated goodwill) and Content, on the terms set forth below.

         E. Seller intends to adopt a plan of reorganization under the provisions of Section 368 of the Internal Revenue Code, as amended (the "Code").

                                    AGREEMENT

         1. Assignment. The Seller hereby assigns, transfers and conveys to Ashford.com all right, title and interest (including but not limited to any and all rights and interest under common law) in the Domains, the InterNic (or other relevant body) registrations of the same, the Trademarks and the Content. Seller further waives all claims it has to the Domains, Trademarks and Content and agrees to cease all use of the Domains, Trademarks and Content.

         2. Consideration. In consideration of the assignments set forth in
Section 1 hereof and Seller's representations, warranties and covenants made hereunder, Ashford.com agrees to issue to Seller 332,500 duly authorized, validly issued, fully paid and non-assessable shares of Ashford.com Common Stock (appropriately adjusted for any stock split, dividend, combination or other recapitalization) (the "Shares").

         3. Liabilities. It is understood and agreed that Ashford.com will not assume any direct or indirect debts, obligations or liabilities of the Seller of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or unasserted, known or unknown. Richard Paige and Walt Odets (together the "Indemnifying

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Shareholders") jointly and severally, shall indemnify and hold harmless
Ashford.com and its transferees, successors and assigns for any liabilities, contingent or otherwise, associated with the Domains, Trademarks and Content (including but not limited to claims of trademark infringement) or otherwise associated with the business of Seller for a period of five years from the Closing; provided, however, that the amount, if any, to be paid by Indemnifying Shareholders to Ashford.com under this Section 3 shall not exceed two million six hundred thousand dollars ($2,600,000).

         4. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place on October ___, 1999 at the offices of Gunderson Dettmer Stough Villeneuve Franklin and Hachigian, LLP, 8911 Capital of Texas Highway, Suite 4240, Austin, Texas 78759 (or such other time or by facsimile as the parties may agree).

         5. Further Assurances. The Seller shall assist Ashford.com in every proper way to evidence, record and perfect the assignments described in Section 1 above and to perfect, obtain, maintain, enforce, and defend the rights assigned. For example, the Seller agrees that it will immediately apply for and effect re-registration of the Domains and Trademarks in Ashford.com's name according to InterNic's (or other relevant body's) current policy. Seller intends to liquidate in accordance with Section 368 of the Code. Ashford.com does not make any representation as to the applicability of Section 368 of the Code.

         6. Representations; Warranties. The Seller and each of the Shareholders, jointly and severally, represent and warrant to Ashford.com that:

                  a. Seller is the sole owner (other than Ashford.com) of all rights, title and interest in the Domains, Trademarks, Content and Contracts to be transferred by Seller.

                  b. After the Closing, the Seller and Shareholders will discontinue all further use of the Domains, Trademarks and Content.

                  c. Seller and Shareholders have full power and authority to enter into this Agreement, and this Agreement constitutes a valid and legally binding obligation of Seller and the Shareholders, enforceable in accordance with its terms.

                  d. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated thereby, including without limitation the sale of the Domains, Trademarks and Content to Ashford.com and Ashford.com's exercise of control over the Domains, Trademarks and Content after Closing, will conflict with any material contract or result in the creation of any lien, claim, security interest or encumbrance (collectively, "Lien") on the Domains, Trademarks and Content pursuant to, or relieve any third party of any obligation to the Seller or give any third party the right to terminate or accelerate any obligation.

                  e. The Seller and the Shareholders acknowledge that Ashford.com will not be responsible for any income, sales, use, excise or other tax that arises out of or results from the sale of the Domains, Trademarks and Content.


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                  f. The Seller and the Shareholders represent that there are currently no pending, or to the knowledge of Seller and Shareholders, threatened lawsuits, administrative proceedings or reviews, or formal or informal complaints or investigations (including any regarding trademark infringement) by any individual or other entity against or relating to the Seller or the Shareholders, Domains, Trademarks and Content.

                  g. This Agreement is made with Seller and Shareholders in reliance upon Seller's and Shareholders' representations to Ashford.com, which by Seller's and Shareholders' execution of this Agreement Seller and Shareholders hereby confirm, that the Shares to be received by Seller and Shareholders will be acquired for investment for their own accounts, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and they each have no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Seller and each Shareholder further represent that, other than a distribution to the Shareholders from Seller, Seller and Shareholders do not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Shares.

                  h. Seller and Shareholders believe they have received all the information they considers necessary or appropriate for deciding whether to acquire the Shares. Seller and Shareholders further represent that they have had an opportunity to ask questions and receive answers from Ashford.com regarding the terms and conditions of the offering of the Shares and the business, properties, prospects and financial condition of Ashford.com.

                  i. Seller and Shareholders acknowledge that they have each relied on their own tax advisors for the advice regarding the tax consequences of the transactions contemplated by this Agreement and has not received tax advice with respect thereto from Ashford.com or any of its officers, employees, or agents.

                  j. Seller and Shareholders acknowledge that they are each able to fend for themselves, can bear the economic risk of the investment, and have such knowledge and experience in financial, tax and business matters that they are capable of evaluating the merits and risks of the assignments provided for herein and the investment in the Shares. Seller also represents it has not been organized for the purpose of acquiring the Shares.

                  k. Seller and Shareholders are each "accredited investors" within the meaning of Securities and Exchange Commission ("SEC") Rule 501 of Regulation D, as presently in effect.

                  l. Seller and each Shareholder understands that the Shares being acquired are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from Ashford.com in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the "Act"), only in certain limited circumstances. In this connection, such Seller and each Shareholder represents that each is familiar with Securities and Exchange Commission Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

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                  m. Without in any way limiting the representations set forth above, Seller and Shareholders each further agree not to make any disposition of all or any portion of the Shares unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Section 6, provided and to the extent this Section are then applicable, and:

                           (i) There is then in effect a Registration Statement
under the Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

                           (ii) (A) Seller and Shareholders shall have notified
Ashford.com of the proposed disposition and shall have furnished Ashford.com with a detailed statement of the circumstances surrounding the proposed disposition, and (B) if reasonably requested by Ashford.com, Seller and Shareholders shall have furnished Ashford.com with an opinion of counsel, reasonably satisfactory to Ashford.com, that such disposition will not require registration of such shares under the Act. It is agreed that Ashford.com will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

                  n. It is understood that the certificates evidencing the Shares may bear one or all of the following legends:

         "These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act."

                  o. The Seller and shareholder Richard Paige each represent that for a period of two (2) years from the date of this Agreement, Seller and Mr. Paige will not without the prior written consent of the Chief Executive Officer of Ashford.com, which shall not unreasonably be withheld (except as an employee of Ashford.com or a subsidiary of Ashford.com), directly or indirectly,

                           (i) (A) Participate or engage in the design,
development, manufacture, production, marketing, sale or servicing of any product related to the Domains, Trademarks and Content or (B) provide any service for any entity whose primary business is to develop or provide products and/or services similar to the Domains, Trademarks and Content (the "Business") in the international internet business (the "Geographic Scope of Employee's Business") or

                           (ii) Permit the name of Seller or Mr. Paige to be
used in connection with a competitive Business.

With respect to the representations and warranties contained in Section 6(a),
(d), (e) and (f), Messrs. Topiol and Odets make such representations to their knowledge, and without any independent investigation or verification.

         7. Representations; Warranties. Ashford.com represents, warrants and covenants to the Seller that:


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                  a. Ashford.com is a corporation duly organized, validly
existing and in good standing under the laws of the State of Delaware. Ashford Buying Company is a wholly-owned subsidiary of Ashford.com.

                  b. Ashford.com has full power and authority to enter into this Agreement, and this Agreement constitutes a valid and legally binding obligation of Ashford.com, enforceable in accordance with its terms.

                  c. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate any provision of the certificate of incorporation or bylaws of Ashford.com, or any provision of any material agreement or instrument to which Ashford.com is a party.

                  d. Prior to the first anniversary of the Closing, Ashford.com will file an additional listing application with Nasdaq National Market to list the Shares. In addition, Ashford.com will take all action required to provide Current Public Information as defined in Rule 144(c).

         8. "Market Stand-Off" Agreement. Seller hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to Ashford.com's initial public offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (l80) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock of Ashford.com or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by Seller or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The underwriters in connection with the Company's initial public offering are intended third party beneficiaries of this Section 8 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

         9. Miscellaneous. This Agreement shall be construed pursuant to the laws of the state of Texas without regard to conflicts of laws provisions thereof. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled in Travis County, Texas, by arbitration in accordance with the National Rules for the American Arbitration Association. The decision of the arbitrator shall be final and binding on the parties, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties hereby agree that the arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. Employee hereby consents to personal jurisdiction of the state and federal courts located in the State of Texas for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.


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         10. Liquidated Damages. The parties agree that the actual damages that might be sustained by Ashford.com by reason of the breach by Richard Paige or Walt Odets of Section 6o are uncertain and would be difficult to ascertain and that the sum of $3,750,000 would be reasonable compensation for such breach. Richard Paige and Walt Odets hereby promise to pay, and Ashford.com hereby agrees to accept, such sum as liquidated damages, and not as a penalty, in the event of such breach. The parties agree that the damages received by Ashford.com pursuant to this section and pursuant to Section 10 of the Asset Acquisition Agreement of even date herewith between Ashford.com and Richard Paige shall not, in the aggregate, exceed $3,750,000.

         11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties here to have executed this Agreement effective as of the date first written above.

                                    POWER RESERVE, INC.



                                    By: /s/ Richard Paige
                                       ----------------------------------------
                                    Name: Richard Paige
                                    Title:



                                    SHAREHOLDERS

                                    /s/ Richard Paige
                                    -------------------------------------------
                                    Richard Paige

                                    /s/ Nicolas Topiol
                                    -------------------------------------------
                                    Nicolas Topiol

                                    /s/ Walt Odets
                                    -------------------------------------------
                                    Walt Odets



                                    ASHFORD.COM, INC.



                                    By: /s/ James Whitcomb
                                       ----------------------------------------
                                    Name: James Whitcomb
                                    Title: President and Chief Operating Officer


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                                    EXHIBIT A

                                 LIST OF DOMAINS


                                  Timezone.com


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                                    EXHIBIT B

                  LIST OF TRADEMARK/SERVICE MARK REGISTRATIONS


                                       TZ

                                  (COMMON LAW)
                                    Timezone
                                  Timezone.com